EXHIBIT 10.19

                                PROMISSORY NOTE

NOTE  DUE  APRIL  30TH,  2006

US  $30,000.00

     FOR VALUE RECEIVED the undersigned promises to pay on to or to the order of Millwood Properties ("MP") at 301-1640 Oak Bay Ave., Victoria BC, the principal amount of thirty three thousand dollars ($30,000.00) in lawful money of the United States.

     Upon default in payment of any payment when due hereunder, the entire unpaid balance of the principal amount shall become immediately due and payable without notice or demand and the undersigned covenants to thereafter pay interest thereon and on subsequent overdue interest at the rate of six percent (6%) per annum, calculated semi-annually, both before and after judgment, until paid in full. The covenants to pay interest shall not merge on the taking of a judgment or judgments with respect to any of the obligations herein stipulated for.

     The principal shall be due and payable on or before April 30th, 2006. Further the note holders will be granted 50,000 warrants (purchase warrants) to acquire shares in the company priced at $0.10 per share. The right to acquire said shares shall be for a period of 24 months from the date of this note.

     The Borrower hereby waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonour, bringing of suit and diligence in taking any action.

     DATED  at  Richmond  BC  Canada,  this  29th  day  of  March,  2006


                              FREE  DA  CONNECTION  SERVICES  INC.


                              Per: \s\ Robin B. Hutchison
                                   ---------------------------------------
                                   Robin  B  Hutchison  CEO

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